Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                               Nine Months Ended        Three Months Ended
                                 September 30,            September  30,
                              2000         1999         2000        1999
                              ____         ____         ____        ____

Basic EPS Computation
   Numerator:
     Net income              $14,312,337   12,309,262   5,039,087   3,501,794
                              ==========   ==========  ==========  ==========

   Denominator:
     Average common shares
       outstanding            20,360,174   20,530,231  20,365,795  20,462,200
                              ==========   ==========  ==========  ==========

   Basic EPS                       $0.71        $0.60       $0.25       $0.17
                              ==========   ==========  ==========  ==========

Diluted EPS Computation
   Numerator:
     Net income              $14,312,337   12,309,262   5,039,087   3,501,794
                              ==========   ==========  ==========  ==========

   Denominator:
     Average common shares
       outstanding            20,360,174   20,530,231  20,365,795  20,462,200
     Average stock options       151,005      326,133     151,005     326,133
                              __________   __________  __________  __________
                              20,511,179   20,856,364  20,516,800  20,788,333
                              ==========   ==========  ==========  ==========

   Diluted EPS                     $0.70        $0.59       $0.25       $0.17
                              ==========   ==========  ==========  ==========